Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum Reports Fourth Quarter and Full Year 2007 Financial Results
•	2007 operating income of $182 million (up 81 percent over prior year)
•	Record operating income in 2007 for Fabricated Products
•	Record heat treat plate shipments in 2007 driven by robust demand for aerospace and defense-related applications coupled with additional capacity
•	$244 million in organic growth initiatives remain on track
FOOTHILL RANCH, Calif., Feb. 19, 2008 — Kaiser Aluminum Corporation (NASDAQ:KALU) today reported fourth quarter and full year 2007 results. For the fourth quarter, the company reported net income of $24 million, compared to net income of $12 million for the fourth quarter 2006. The fourth quarter 2007 results are net of an income tax provision of $17 million, approximately $14 million of which is non-cash, while the 2006 results for the same period are net of an income tax provision of $15 million, approximately $13 million of which is non-cash. The non-cash tax provision is recorded despite the existence of significant net operating loss carryforwards and other tax attributes, the benefits of which are reflected in stockholders’ equity in accordance with fresh start accounting.
For the full year 2007, the company reported net income of $101 million, compared to net income of $3.2 billion, which includes a $3.1 billion non-cash gain associated with the implementation of the company’s plan of reorganization and fresh-start accounting in the 2006 period. The 2007 results are net of an income tax provision of $81 million, approximately $62 million of which is non-cash.
Net sales for the fourth quarter of 2007 increased 7 percent to $361 million, compared to $336 million for the fourth quarter of 2006. Net sales for the full year 2007 were $1,504 million, an 11 percent increase from the $1,357 million in the prior year. The increase in both periods primarily reflects higher shipments, favorable product mix, and improved value-added pricing.
“We continue to deliver excellent results as we capitalize on strong demand for aerospace and defense-related products,” said Jack A. Hockema, president, CEO and chairman of Kaiser Aluminum.
Operating income on a consolidated basis for the fourth quarter was $43 million, up 62 percent over the prior period. For the full year 2007, operating income on a consolidated basis was $182 million, up 81 percent over the prior year. Both periods benefited from strong results in both the Fabricated Products and Primary Aluminum segments.

Fabricated Products — Operating income in Fabricated Products increased 25 percent to $40 million for the fourth quarter of 2007 compared to $32 million the prior-year period largely as a result of very strong heat treat plate shipments, a rich product mix and higher value added pricing. Volume was higher across virtually all applications compared to the prior period. Shipments for aerospace and defense applications remained strong and contributed to a rich product mix. Additionally, higher planned major maintenance expense and energy costs were largely offset by favorable general cost performance in the fourth quarter of 2007 as compared to the prior year period. The current period results reflect a $6 million LIFO benefit and a $7 million metal loss, both of which are considered non-run-rate items, compared to a $7 million LIFO charge and $7 million of metal gains for the prior year period.
Operating income in Fabricated Products for the full year 2007 increased 39 percent to $169 million compared to $122 million in 2006. The results included a favorable impact of $42 million from increased shipments and stronger value-added pricing for heat treat plate, led by strong demand for aerospace and defense-related applications. This was partially offset by a $2 million unfavorable impact from lower shipments and value-added pricing for ground transportation and other industrial products. Operating income for 2007 reflected higher planned major maintenance expense and energy costs, which were largely offset by favorable general cost performance. Additionally, operating income benefited approximately $3 million due to lower depreciation expense. The results for 2007 reflect a $14 million LIFO benefit and $13 million metal loss, both of which are considered non-run-rate items, compared to a $25 million LIFO charge and $21 million of metal gains for 2006.
“The record results in operating income for Fabricated Products reflect a step-change over the prior year as we realized the full impact from the first phase of our heat treat plate expansion,” said Hockema. “Robust demand for heat treat plate products continues, although the ramp-up is slower than anticipated. Strong armor plate demand has cushioned this impact.
“Service center rod and bar inventories hit historic lows in the third quarter and restocking has begun. Additionally, export opportunities and newly-introduced growth programs will soften the impact of weak demand in ground transportation, which we expect to continue through the first half of 2008.”
Primary Products — Operating income in Primary Products was $15 million for the fourth quarter 2007, compared to $8 million for the same period 2006. Operating income benefited from favorable mark-to-market adjustments for metal and currency derivatives of $5 million, compared to $9 million in the prior-year period.
Operating income for 2007 in Primary Products totaled $46 million, compared to $23 million for the prior year. Operating income included favorable mark-to-market adjustments of $8 million, compared to $17 million in the prior period. Drivers for the strong results for fourth quarter and year-end 2007 were higher realized aluminum prices net of hedging, improved contractual alumina pricing and a favorable currency exchange net of hedging.
Corporate Highlights — The company recently announced $14 million in additional investments, increasing the total organic growth program to $244 million. The recently- announced investment improves Kaiser Select® capabilities, particularly for automotive products, and upgrades Trentwood’s casting productivity. The company reported that its $139 million expansion of heat treat capacity and capabilities remains on schedule and its $91 million program to improve efficiencies in rod, bar and tube production continues as planned.
“Our organic growth program has momentum and is delivering results,” added Hockema. “We have significant financial capacity and flexibility to pursue additional growth initiatives.”
Kaiser Aluminum will host a conference call for investors, analysts and news media that will be accessible live via the Internet to discuss fourth quarter and full year results. Interested parties are welcome to listen today at 10:00 a.m. PST by navigating to the following URL: http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the start of the call. An archive of the call will be available thereafter at the same location until March 19, 2008.
Kaiser Aluminum, headquartered in Foothill Ranch, Calif., is a leading producer of fabricated aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The company’s 11 plants in North America annually produce more than 500 million pounds of value-added sheet, plate, extrusions, forgings, rod, bar and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the company was founded in 1946. The company’s stock is included in the Russell 2000® index. For more information, please visit www.kaiseraluminum.com.
F-1088
This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the company to be materially different from those expressed or implied. Forward-looking statements include statements regarding the company’s anticipated 2007 financial and operating performance to be reported in the company’s Form 10-K for the year ended December 31, 2007. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties, and that actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) changes in economic or aluminum industry business conditions generally, including global supply and demand conditions; (b) changes in the markets served by the company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the company; (c) the company’s ability to complete its expansion and other organic growth projects as planned and by targeted completion dates; (d) the company’s ability to meet contractual commitments and obligations to supply products meeting required specifications; (e) customer performance; (f) uncertainty with respect to the future operation of Anglesey; (g) changes in competitive factors in the markets served by the company; (h) developments in technology used by the company, its competitors or its customers; (i) changes in accounting that may affect the company’s reported earnings, operating income or results; (j) the completion of the audit of the financial statements as of and for the year ended December 31, 2007, by the company’s independent registered public accountant; and (k) other risk factors summarized in the company’s reports filed with the Securities and Exchange Commission, including the company’s Form 10-K for the year ended December 31, 2006, and, when filed, the company’s Form 10-K for the year ended December 31, 2007. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.
Investor Relations Contacts:
Joe Bellino
Dan Rinkenberger
Kaiser Aluminum
(949) 614-1740
Public Relations Contact:
Geoff Mordock
Fleishman-Hillard
(213) 489-8271

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (1)
(Unaudited)
(In millions of dollars except share and per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
				Period from	Predecessor
				July 1, 2006	Period from
				through	January 1, 2006
				December 31,	to July 1,
	2007	2006	2007	2006	2006
	(Unaudited)
	(In millions of dollars, except share and per share amounts)
Net sales	$360.5	$336.1	$1,504.5	$667.5	$689.8

Costs and expenses:
Cost of products sold	296.7	288.6	1,251.1	580.4	596.4
Depreciation and amortization	3.6	2.7	11.9	5.5	9.8
Selling, administrative, research and development, and general (2)	17.1	17.5	73.1	35.5	30.3
Other operating (benefits) charges, net (3)	.1	.7	(13.6)	(2.2)	.9

Total costs and expenses	317.5	309.5	1,322.5	619.2	637.4

Operating income	43.0	26.6	182.0	48.3	52.4
Other income (expense):
Interest expense (excluding unrecorded contractual interest expense of $47.4 for the period from January 1, 2006 to July 1, 2006)	(2.1)	(1.1)	(4.3)	(1.1)	(.8)
Reorganization items	—	—	—	—	3,090.3
Other — net	.6	1.8	4.7	2.7	1.2

Income before income taxes and discontinued operations	41.5	27.3	182.4	49.9	3,143.1
Provision for income taxes (4)	(17.1)	(15.4)	(81.4)	(23.7)	(6.2)

Income from continuing operations	24.4	11.9	101.0	26.2	3,136.9
Income from discontinued operations, net of income taxes	—	—	—	—	4.3

Net income	$24.4	$11.9	$101.0	$26.2	$3,141.2

Earnings per share — Basic: (5)
Income from continuing operations	$1.22	$.59	$5.05	$1.31	$39.37

Income from discontinued operations	$—	$—	$—	$—	$.05

Net income per share	$1.22	$.59	$5.05	$1.31	$39.42

Earnings per share — Diluted (same as basic for Predecessor): (5)
Income from continuing operations	$1.20	$.59	$4.97	$1.30

Income from discontinued operations	$—	$—	$—	$—

Net income per share	$1.20	$.59	$4.97	$1.30

Weighted average number of common shares outstanding (000):
Basic	20,030	20,004	20,014	20,003	79,672

Diluted	20,374	20,133	20,308	20,089	79,672

Notes follow on pages 4 and 5.

(1)	The Company and its subsidiaries which included all of the Company’s core fabricated products facilities and operations and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns an interest in a smelter in the United Kingdom, emerged from chapter 11 on July 6, 2006 (the “Effective Date”) pursuant to the Company’s Second Amended Plan of Reorganization (the “Plan”). Pursuant to the Plan, all material pre-petition debt, pension, post-retirement medical obligations and asbestos and other tort liabilities, along with other pre-petition claims (which in total aggregated at June 30, 2006 approximately $4.4 billion) were addressed and resolved. Pursuant to the Plan, the interests of the Company’s pre-emergence stockholders were cancelled without consideration. Equity of the newly emerged Kaiser was issued and delivered to a third-party disbursing agent for distribution to claimholders pursuant to the Plan.

As a result of the Company’s emergence from chapter 11 on the Effective Date, the Company applied “fresh start” accounting to its opening July 2006 consolidated financial statements as required by American Institute of Certified Professional Accountants (“AICPA”) Statement of Position 90-7 (“SOP 90-7”), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. As such, the Company adjusted its stockholders’ equity to equal the reorganization value at the Effective Date. Items such as accumulated depreciation, accumulated deficit and accumulated other comprehensive income (loss) were reset to zero. The Company allocated the reorganization value to its individual assets and liabilities based on their estimated fair value. Items such as current liabilities, accounts receivable, and cash reflected values similar to those reported prior to emergence. Items such as inventory, property, plant and equipment, long-term assets and long-term liabilities were significantly adjusted from amounts previously reported.

The accompanying financial statements include the financial statements of the Company both before and after emergence from chapter 11 bankruptcy in July 2006. Financial information related to the Company after emergence is generally referred to throughout this report as “Successor” information. Information of the Company before emergence is generally referred to as “Predecessor” information. The financial information of the Successor entity is not comparable to that of the Predecessor given the impacts of the Plan, implementation of fresh start reporting and other factors.

Income (loss) per share of the Predecessor is not meaningful because all equity interests of the Company’s stockholders prior to the Company’s July 6, 2006 emergence from chapter 11 were cancelled without consideration.

(2)	Selling, administrative, research and development, and general expense for the quarter ended December 31, 2007 includes non-cash compensation charges of $2.3 of which $2.1 related to vested and non-vested common shares and restricted stock units and $.1 related to stock options. Selling, administrative, research and development, and general expense for the year ended December 31, 2007 includes non-cash compensation charges of $9.1 of which $8.9 related to vested and non-vested common shares and restricted stock units and $.2 related to stock options.

(3)	Other operating (benefits) charges, net for the quarter and year ended December 31, 2007 and 2006, was as follows:

	Quarter Ended	Quarter Ended
	December 31, 2007	December 31, 2006
Pension benefit related to terminated plans — Corporate	$—	$(4.2)
Post-emergence chapter 11-related items — Corporate	.1	4.5
Charges associated with retroactive portion of contributions to defined contribution plans upon termination of defined benefit plans — Fabricated Products	—	.4

	$.1	$.7

		Year Ended
		December 31, 2006
		Period from	Predecessor
		July 1, 2006	Period from
		through	January 1, 2006
	Year Ended	December 31,	to July 1,
	December 31, 2007	2006	2006
Reimbursement of amounts paid in connection with sale of Company’s interests in and related to QAL-Corporate:
AMT	$(7.2)	$—	$—

Professional fees	(1.1)	—	—
Pension benefit related to terminated pension plans — Corporate	—	(4.2)	—
Resolution of a “pre-emergence” contingency — Corporate	—	(3.0)	—
Pension Benefit Guaranty Corporation (“PBGC”) settlement — Corporate	(1.3)	—	—
Non-cash benefit resulting from settlement of a $5 claim by the purchaser of the Gramercy, Louisiana alumina refinery and Kaiser Jamaica Bauxite Company for payment of $.1 — Corporate	(4.9)	—	—
Resolution of contingencies relating to sale of property prior to emergence — Corporate	(1.6)	—	—
Post emergence Chapter 11 — related items — Corporate	2.6	4.5	—
Charges associated with retroactive portion of contributions to defined contribution plans upon termination of defined benefit plans — Fabricated Products	—	.4	—
Other	(.1)	.1	.9

	$(13.6)	$(2.2)	$.9

(4)	Provision for income taxes for continuing operations for the quarter ended December 31, 2007 and 2006 include foreign income provisions of approximately $2.9 and $2.3, respectively. Provision for income taxes for continuing operations for the year ended December 31, 2007, the period from July 1, 2006 through December 31, 2006 and the period from January 1, 2006 to July 1, 2006 include foreign income taxes provisions of approximately $18.7, $7.8 and $6.2, respectively. Foreign taxes for the post emergence period primarily represent Canadian income taxes in respect of operations of the London, Ontario facility and United Kingdom income taxes in respect of the Company’s ownership interest in Anglesey.

(5)	Basic earnings per share are computed by dividing earnings by the weighted average number of common shares outstanding during the periods. The shares owned by a VEBA for the benefit of certain union retirees and their surviving spouses and eligible dependents (the “Union VEBA”) that are subject to transfer restrictions, while treated in the balance sheet as being similar to treasury stock (i.e., as a reduction in Stockholders’ equity), are included in the computation of the basic shares outstanding in the income statement because such shares were irrevocably issued and have full dividend and voting rights.

Diluted earnings per share are computed by dividing earnings by the weighted average number of diluted common shares outstanding during the periods. The weighted average number of diluted shares includes the dilutive effect of the non-vested stock, restricted stock units and stock options granted from dates of grant.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
SELECTED OPERATIONAL AND FINANCIAL INFORMATION (1)
(Unaudited)
(In millions of dollars except average realized third-party sales price)

	Quarter Ended December 31,		Year Ended December 31,
					Period from	Predecessor
					July 1, 2006	Period from
					through	January 1, 2006
					December 31,	to July 1,
	2007	2006	2007	2006 Combined	2006	2006
Shipments (millions of pounds):
Fabricated Products	134.7	123.4	547.8	523.1	249.6	273.5
Primary Aluminum	38.6	37.3	157.2	154.4	77.3	77.1

	173.3	160.7	705.0	677.5	326.9	350.6

Average Realized Third Party Sales Price (per pound):
Fabricated Products(2)	$2.32	$2.31	$2.37	$2.21	$2.27	$2.16
Primary Aluminum(3)	$1.23	$1.35	$1.31	$1.29	$1.30	$1.28
Net Sales:
Fabricated Products	$313.0	$285.6	$1,298.3	$1,158.1	$567.2	$590.9
Primary Aluminum	47.5	50.5	206.2	199.2	100.3	98.9

Total Net Sales	$360.5	$336.1	$1,504.5	$1,357.3	$667.5	$689.8

Segment Operating Income (Loss):
Fabricated Products(4) (5)	$39.7	$31.7	$169.0	$122.0	$60.8	$61.2
Primary Aluminum(6)	14.7	8.0	46.5	23.2	10.8	12.4
Corporate and Other	(11.3)	(12.4)	(47.1)	(45.8)	(25.5)	(20.3)
Other Operating Benefits (Charges), Net(7)	(.1)	(.7)	13.6	1.3	2.2	(.9)

Total Operating Income	$43.0	$26.6	$182.0	$100.7	$48.3	$52.4

Discontinued Operations	$—	$—	$—	$4.3	$—	$4.3

Reorganization Items	$—	$—	$—	$3,090.3	$—	$3,090.3

Net Income	$24.4	$11.9	$101.0	$3,167.4	$26.2	$3,141.2

Capital Expenditures(8)	$18.7	$18.5	$61.8	$58.1	$30.0	$28.1

Cash and cash equivalents			$68.7	$50.0

(1)	See Note 1 of Statements of Consolidated Income for a discussion regarding the Company’s emergence from Chapter 11.

The table provides selected operational and financial information on a consolidated basis. The selected operational and financial information after the Effective Date are those of the Successor and are not comparable to those of the Predecessor. However, for purposes of this presentation (in the table above), the Successor’s results for the period from July 1, 2006 through December 31, 2006 have been combined with the Predecessor’s results for the period from January 1, 2006 to July 1, 2006 and are compared to the Successor’s results for the nine months ended December 31, 2007.

(2)	Average realized prices for the Company’s Fabricated products segment are subject to fluctuations due to changes in product mix as well as underlying primary aluminum prices and are not necessarily indicative of changes in underlying profitability.

(3)	Average realized prices for the Company’s Primary aluminum segment exclude hedging revenues.

(4)	Fabricated products segment operating results for the quarter and year ended December 31, 2007 include a non-cash LIFO inventory benefit of $5.8 and $14.0, respectively, and metal losses of approximately $6.6 and $13.1, respectively. Operating results for the quarter and year ended December 31, 2006 include a non-cash LIFO inventory benefit (charge) of $(6.6) and $(25.0), metal gains of approximately $6.9 and $20.8, respectively.
(5)	Fabricated products segment operating results include non-cash mark-to-market gains (losses) on natural gas and foreign currency hedging activities totaling zero and $.4 in the quarters ended December 31, 2007 and 2006, respectively, and $1.7 and $(2.2) in the year ended December 31, 2007 and 2006, respectively.

(6)	Primary aluminum segment operating results include non-cash mark-to-market gains (losses) on primary aluminum hedging activities totaling $7.5 and $6.0 and on foreign currency derivatives totaling $(3.0) and $3.2 in the quarters ended December 31, 2007 and 2006, respectively. Primary aluminum segment operating results include non-cash mark-to-market gains (losses) on primary aluminum hedging activities totaling $16.2 and $5.7 and on foreign currency derivatives of $(8.2) and $11.6 in the years ended December 31, 2007 and 2006, respectively.

(7)	See Note 3 of Statements of Consolidated Income for information regarding Other operating benefits (charges), net.

(8)	Capital expenditures for the quarter and year ended December 31, 2007 and 2006 are primarily related to the previously announced $139 million expansion at the Trentwood facility in Spokane, Washington.